Exhibit 3.2

TELOS CORPORATION
SECOND ARTICLES OF AMENDMENT AND RESTATEMENT

FIRST:
Telos Corporation, a Maryland corporation (the “Corporation”), desires to amend and restate its charter as currently in effect and as hereinafter amended.

SECOND:
Upon the filing (the “Effective Time”) of these Second Articles of Amendment and Restatement, each share of the Class B Common Stock, no par value per share, of the Corporation issued and outstanding immediately prior to the Effective Time (the “Class B Common Stock”) shall automatically, without further action on the part of the Corporation or any holder of Class B Common Stock, be reclassified and become one fully paid and nonassessable share of Class A Common Stock, no par value per share, of the Corporation (“Class A Common Stock”). The conversion of the Class B Common Stock into Class A Common Stock will be deemed to occur at the Effective Time. From and after the Effective Time, certificates representing the Class B Common Stock shall represent the number of shares of Class A Common Stock into which such Class B Common Stock shall have been converted pursuant to these Second Articles of Amendment and Restatement.

THIRD:
The Class A Common Stock shall, at the Effective Time, be renamed and redesignated as common stock, par value $0.001 per share, of the Corporation.

FOURTH:
The following provisions are all the provisions of the charter of the Corporation currently in effect and as hereinafter amended:

ARTICLE I
NAME

The name of the corporation (the “Corporation”) is: Telos Corporation

ARTICLE II
PURPOSE

The purposes for which the Corporation is formed are to engage in any lawful act or activity for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force.

ARTICLE III
PRINCIPAL OFFICE AND RESIDENT AGENT

The address of the principal office of the Corporation in the State of Maryland is c/o Miles & Stockbridge, P.C., 11 N Washington Street, Suite 700, Rockville, Maryland 20850. The name of the resident agent of the Corporation in the State of Maryland is Incorp Services, Inc., 1519 York Road, Lutherville, Maryland 21093. The resident agent is a Maryland corporation.

ARTICLE IV
PROVISIONS FOR DEFINING, LIMITING
AND REGULATING CERTAIN POWERS OF THE
CORPORATION AND OF THE STOCKHOLDERS AND DIRECTORS

Section 4.1 Number, Election of Directors. The business and affairs of the Corporation shall be managed under the direction of the Board of Directors. The number of directors of the Corporation is nine (9), including two (2) Class D Directors elected by holders of the Exchangeable Preferred Stock (defined below), which number may be increased or decreased only by the Board of Directors pursuant to the Bylaws of the Corporation (the “Bylaws”), but shall never be less than the minimum number required by the Maryland General Corporation Law (the “MGCL”). The names of the current directors who shall serve until their successors are duly elected and qualify are:

John B. Wood
Bernard C. Bailey
David Borland
Bonnie Carroll
Fredrick D. Schaufeld
Maj. Gen. (ret) John W. Maluda
Robert J. Marino

Class D Directors
Andrew R. Siegel
William H. Alderman

The directors (other than any director elected solely by holders of shares of one or more classes or series of Preferred Stock of the Corporation) shall be elected and serve until the next annual meeting of stockholders and, in each case, until their successors are duly elected and qualify or until their earlier death, resignation or removal. Except as may be provided by the Board of Directors in setting the terms of any class or series of Preferred Stock, and except for any vacancy among directors that may be elected by a class or series of Preferred Stock voting separately as such class or series, any and all vacancies on the Board of Directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy shall serve for the remainder of the full term of the class in which such vacancy occurred and until a successor is duly elected and qualifies.

Section 4.2 Extraordinary Actions. Except as may be provided by the Board of Directors in setting the terms of classified or reclassified shares of stock pursuant to Section 5.3 or as specifically provided in Section 4.5 (relating to removal of directors), notwithstanding any provision of law requiring any action to be taken or approved by the affirmative vote of stockholders entitled to cast a greater number of votes, any such action shall be effective and valid if (i) declared advisable by the Board of Directors, and (ii) taken or approved by the affirmative vote of stockholders entitled to cast a majority of all the votes entitled to be cast on the matter.

Section 4.3 Authorization by Board of Stock Issuance. The Board of Directors may authorize the issuance from time to time of shares of stock of the Corporation of any class or series, whether now or hereafter authorized, or securities or rights convertible into shares of its stock of any class or series, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable (or without consideration in the case of a stock split or stock dividend), subject to such restrictions or limitations, if any, as may be set forth in the Charter (as defined in the MGCL) of the Corporation or the Bylaws.

Section 4.4 Preemptive and Appraisal Rights. Except as may be provided by the Board of Directors in setting the terms of classified or reclassified shares of stock pursuant to Section 5.3 or as may otherwise be provided by a contract approved by the Board of Directors, no holder of shares of stock of the Corporation shall, as such holder, have any preemptive right to purchase or subscribe for any additional shares of stock of the Corporation or any other security of the Corporation which it may issue or sell. After a Qualified IPO (as defined in paragraph 7 of Section 5.4 of this Charter) and except as may be provided in Subtitle 7 of Title 3 of the MGCL, holders of shares of stock shall not be entitled to exercise any rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the MGCL or any successor statute unless the Board of Directors, upon such terms and conditions as specified by the Board of Directors, shall determine that such rights apply, with respect to all or any shares of all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise such rights.

Section 4.5 Removal of Directors. Subject to the rights of holders of one or more classes or series of stock established pursuant to Section 5.3 hereof to elect or remove one or more directors (including the rights of the holders of Exchangeable Preferred Stock to elect Class D Directors), any director, or the entire Board of Directors, may be removed from office at any time, but only by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast generally in the election of directors.

ARTICLE V
STOCK

Section 5.1 Authorized Shares. The Corporation has authority to issue 260,000,000 shares of stock, consisting of 250,000,000 shares of common stock, par value $0.001 per share (“Common Stock”) and 10,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”).  The aggregate par value of all authorized shares of stock having par value is $350,000. The Board of Directors, with the approval of a majority of the entire Board and without any action by the stockholders of the Corporation, may amend the Charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has authority to issue.

Section 5.2 Common Stock. Except as may otherwise be specified in the Charter, each share of Common Stock shall entitle the holder thereof to one vote. The Board of Directors may reclassify any unissued shares of Common Stock from time to time into one or more classes or series of stock.

Section 5.3 Preferred Stock. The Board of Directors may classify or reclassify any unissued shares of stock from time to time, in one or more classes or series of Preferred Stock by setting or changing the preferences, covenants or other rights, voting powers, privileges, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series thereof.

Section 5.4 Exchangeable Preferred Stock. Under the power contained in Section 5.3, the Board of Directors classified and designated six million (6,000,000) authorized shares of Preferred Stock, par value $0.01 per share, of the Corporation as shares of 12% Cumulative Exchangeable Redeemable Preferred Stock (the “Exchangeable Preferred Stock”), par value $0.01 per share, with the following powers, preferences, rights, qualifications, limitations, restrictions and other provisions:

1.
Rank.  The Exchangeable Preferred Stock shall rank, with respect to dividend rights and rights on liquidation, winding up and dissolution, (a) junior to any other class or series of the Preferred Stock of the Corporation the terms of which shall specifically provide that such class or series shall rank prior to the Exchangeable Preferred Stock (any such other securities are referred to herein collectively as the “Senior Securities”), (b) on a parity with any other class or series of the Preferred Stock of the Corporation the terms of which shall specifically provide that such class or series shall rank on a parity with the Exchangeable Preferred Stock (the Exchangeable Preferred Stock and any such other securities are referred to herein collectively as the “Parity Securities”), and (c) prior to the Common Stock and any other class or series of the Preferred Stock of the Corporation the terms of which specifically provide that such class or series shall rank junior to the Exchangeable Preferred Stock (any of such other securities of the Corporation to which the Exchangeable Preferred Stock ranks prior, including the Common Stock, are referred to herein collectively as the “Junior Securities”).

2.
Dividends.  (a) The holders of the shares of Exchangeable Preferred Stock will be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available for the payment of dividends, cumulative dividends at the annual rate of 12% ($1.20) per share and no more. Such dividends shall be payable, in preference to dividends on the Junior Securities, in equal semi-annual payments out of funds legally available therefor (a) commencing with the first sixth-month anniversary of the first of the following to occur after the effective date (the “Effective Date”) of the merger of C3 Acquisition Corp., a Delaware corporation, with and into the Corporation (i) the fifteenth day of the month in which the Effective Date occurs or (ii) the first day of the following month, and (b) on each sixth-month anniversary thereof (each of such dates being a “Dividend Payment Date”).  Such dividends shall be paid to the holders of record at the close of business on the date specified by the Board of Directors at the time such dividends are declared; provided, however, that such date shall not be more than 90 days prior to the respective Dividend Payment Date.  Dividends payable on shares of Exchangeable Preferred Stock (whether payable in cash or in stock) shall be fully cumulative and shall accrue (whether or not earned or declared), without interest, from the date of issuance of the Exchangeable Preferred Stock at the Effective Date.  Any dividends payable with respect to the Exchangeable Preferred Stock during the first six years after the Effective Date may be paid (subject to restrictions under applicable state law), in the sole discretion of the Board of Directors, in cash or by issuing additional fully paid and nonassessable shares of Exchangeable Preferred Stock at the rate of 0.06 of a share for each $.60 of such dividends not paid in cash, and the issuance of such additional shares shall constitute full payment of such dividends.  The Corporation shall not issue fractions of Exchangeable Preferred Stock (“Fractional Shares”) in payment of any dividends.  In lieu of any Fractional Shares, the Corporation will cause all Fractional Shares otherwise issuable to be aggregated and sold on the open market by an agent of the Corporation, and each holder of Exchangeable Preferred Stock otherwise entitled to receive a Fractional Share shall receive a cash payment in lieu thereof equal to such holder’s proportionate interest in the net proceeds of the sale or sales of all such Fractional Shares in the open market within 20 days after the Dividend Payment Date.  The Corporation’s dividend payment obligations under this paragraph 2(a) shall be discharged upon the delivery to such agent of the certificate or certificates representing shares of Exchangeable Preferred Stock equal to the aggregate of such Fractional Shares.  All shares of Exchangeable Preferred Stock which may be issued as a dividend with respect to the Exchangeable Preferred Stock will thereupon be duly authorized, validly issued, fully paid and nonassessable and free of all liens and charges.

(b) All dividends paid with respect to shares of the Exchangeable Preferred Stock pursuant to paragraph 2(a) of this Section 5.4 shall be paid pro rata to the holders entitled thereto.

(c) Notwithstanding anything contained herein to the contrary, no cash dividends (other than the payment of cash in lieu of the issuance of Fractional Shares) on shares of Exchangeable Preferred Stock, the Parity Securities or the Junior Securities shall be declared by the Board of Directors and paid or set apart for payment by the Corporation at such time as the terms and provisions of any agreement regarding the borrowing of funds or the extension of credit which is binding upon the Corporation or any subsidiary of the Corporation (all such Agreements of the corporation and its subsidiaries are referred to collectively herein as the “Debt Agreements”), specifically prohibit such declaration, payment or setting apart for payment or provide that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder or, in the case of a Debt Agreement binding on a subsidiary of the Corporation, prohibit or restrict the payment of dividends or the making of loans to the Corporation by such subsidiary of the Corporation, prohibit or restrict the payment of dividends for the purpose of paying such dividends; provided, however, that nothing in this paragraph 2(c) shall in any way or under any circumstances be construed or deemed to require the Board of Directors to declare or the Corporation to pay or set apart for payment any cash dividends on shares of the Exchangeable Preferred Stock at any time, whether permitted by any of the Debt Agreements or not.

(d)(i) If at any time the Corporation shall have failed to pay full dividends which have accrued (whether or not declared) on any Senior Securities, no cash dividends (other than the payment of cash in lieu of the issuance of Fractional Shares) shall be declared by the Board of Directors or paid or set apart for payment by the Corporation on shares of the Exchangeable Preferred Stock or any other Parity Securities unless, prior to or concurrently with such declaration, payment or setting apart for payment, all accrued and unpaid dividends on all outstanding shares of such Senior Securities shall have been or be declared and paid or set apart for payment.  No full dividends shall be declared or paid or set apart for payment on any Parity Securities for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Exchangeable Preferred Stock for all dividend payment periods terminating on or prior to the date of payment of such full cumulative dividends.  If any dividends are not paid in full, as aforesaid, upon the shares of the Exchangeable Preferred Stock and any other Parity Securities, all dividends declared upon shares of the Exchangeable Preferred Stock and any other Parity Securities shall be declared and paid pro rata so that the amount of dividends declared and paid per share on the Exchangeable Preferred Stock and such other Parity Securities shall in all cases bear to each other the same ratio that accrued dividends per share on the Exchangeable Preferred Stock and such other Parity Securities bear to each other.  No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Exchangeable Preferred Stock or any other Parity Securities which may be in arrears.

(ii) The Corporation shall not declare, pay or set apart for payment any dividend on any of the Exchangeable Preferred Stock or make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any of the Exchangeable Preferred Stock or any warrants, rights, calls or options exercisable for or convertible into any of the Exchangeable Preferred Stock, or make any distribution in respect thereof, either directly or indirectly, and whether in cash, obligations or shares of the Corporation, or other property (other than distributions or dividends in shares of Exchangeable Preferred Stock to the holders thereof), and shall not permit any corporation or other entity directly or indirectly controlled by the Corporation to purchase or redeem any of the Exchangeable Preferred Stock or any warrants, rights, calls or options exercisable for or convertible into any of the Exchangeable Preferred Stock, unless prior to  or concurrently with such declaration, payment, setting apart for payment, purchase or distribution, as the case may be, all accrued and unpaid dividends on shares of any Senior Securities shall have been or be duly paid in full and all redemption payments which have become due with respect to such Senior Securities shall have been or be duly discharged. Any dividend not paid pursuant to paragraph (2) of this Section 5.4 shall be fully cumulative and shall accrue (whether or not declared), without interest, as set forth in paragraph (2)(a) of this Section 5.4.

(e) Holders of shares of the Exchangeable Preferred Stock shall be entitled to receive the dividends provided for in paragraph (2)(a) of this Section 5.4 in preference to and in priority over any dividends upon any of the Junior Securities.

(f) Subject to the foregoing provisions of this paragraph (2) of this Section 5.4, the Board of Directors may declare, and the Corporation may pay or set apart for payment, dividends and other distributions on any of the Junior Securities, and may purchase or otherwise redeem any of the Junior Securities or any warrants, rights or options exercisable for or convertible into any of the Junior Securities, and the holders of the shares of the Exchangeable Preferred Stock shall not be entitled to share therein.

3. Liquidation Preference.  (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of shares of Exchangeable Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders an amount in cash equal to $10 for each share outstanding, plus an amount in cash equal to all accrued but unpaid dividends (whether or not earned or declared) thereon to the date fixed for liquidation, dissolution or winding up before any payment shall be made or any assets distributed to the holders of any of the Junior Securities; provided, however, that the holders of outstanding shares of the Exchangeable Preferred Stock shall not be entitled to receive such liquidation payment until the liquidation payments on all outstanding shares of Senior Securities, if any, shall have been paid in full.  Except as provided in the preceding sentence, holders of Exchangeable Preferred Stock shall not be entitled to any distribution in the event of liquidation, dissolution or winding up of the affairs of the Corporation.  If the assets of the Corporation are not sufficient to pay in full the liquidation payments payable to the holders of outstanding shares of the Exchangeable Preferred Stock and any Parity Securities, then the holders of such shares shall share ratably in such distribution of assets in accordance with the amount which would be payable on such distribution if the amounts to which the holders of outstanding shares of Exchangeable Preferred Stock and the holders of outstanding shares of such other Parity Securities are entitled were paid in full.

(b) For the purpose of this paragraph 3 of this Section 5.4, neither the voluntary sale, lease, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the property or assets of the Corporation nor the consolidation or merger of the Corporation with one or more other corporations shall be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, unless such voluntary sale, lease, conveyance, exchange or transfer shall be in connection with a plan of liquidation, dissolution or winding up of the business of the Corporation.

4. Redemption.  (a) Subject to the legal availability of funds, any contractual restrictions then binding on the Corporation (including restrictions under Debt Agreements) and applicable state law, the Corporation may redeem at its option, at any time, the Exchangeable Preferred Stock, in whole or in part, at a redemption price of $10 per share together with all accrued and unpaid dividends (whether or not earned or declared) thereon to the date fixed for redemption, without interest.  As of June 30, 2020 the redemption price set forth in the foregoing sentence was $141,121,484.

(b) Subject to the legal availability of funds, any contractual restrictions then binding on the Corporation (including restrictions under Debt Agreements) and applicable state law, commencing on the first Dividend Payment Date after the sixteenth anniversary of the Effective Date and on the first Dividend Payment Date after each anniversary of the Effective Date thereafter (each date separately referred to as a “Mandatory Redemption Date”), so long as any shares of the Exchangeable Preferred Stock shall be outstanding, the Corporation shall set aside, in trust, as and for a sinking fund for the Exchangeable Preferred Stock, a sum sufficient to redeem and shall redeem in each year an amount equal to at least 20% of the greatest number of shares of Exchangeable Preferred Stock issued and outstanding at any time, at a redemption price of $10 per share together with all accrued and unpaid dividends (whether or not earned or declared) thereon to the date fixed for redemption, without interest, and on the first Dividend Payment Date following the twentieth anniversary of the Effective Date, the Corporation shall set aside pursuant to paragraph 6 of this Section 5.4 a sum sufficient to redeem and shall redeem all outstanding shares of Exchangeable Preferred Stock at a redemption price of $10 per share together with all accrued and unpaid dividends (whether or not earned or declared) to such date.

(c) Shares of Exchangeable Preferred Stock which have been issued and reacquired in any manner, including shares purchased or redeemed, shall (upon compliance with any applicable provisions of law) have the status of authorized and unissued shares.

(d) Notwithstanding the foregoing provisions of paragraph 4 of this Section 5.4, if full cumulative dividends on all outstanding shares of Exchangeable Preferred Stock shall not have been paid or are not contemporaneously declared and paid for all past dividend periods, the Corporation may not redeem shares of Exchangeable Preferred Stock pursuant to paragraph 4(a) of this Section 5.4 unless the shares to be redeemed are selected pro rata (with rounding to the nearest whole share).

(e) If the Corporation shall fail to discharge its obligation to redeem shares of Exchangeable Preferred Stock pursuant to paragraph 4(b) of this Section 5.4 (the “Mandatory Redemption Obligation”), the Mandatory Redemption Obligation shall be discharged as soon as the Corporation is able to discharge such Mandatory Redemption Obligation.

5. [RESERVED]

6. Procedure for Redemption.  (a) In the event that fewer than all the outstanding shares of Exchangeable Preferred Stock are to be redeemed, the number of shares to be redeemed shall be determined, subject to the provisions of paragraphs 4(b) and 4(d) of this Section 5.4, by the Board of Directors of the Corporation and the shares to be redeemed shall be selected by lot or pro rata as may be determined by the Board of Directors, except that in any redemption of fewer than all the outstanding shares of Exchangeable Preferred Stock, the Corporation may first redeem all shares held by any holders of a number of shares not to exceed 100 as may be specified by the Corporation.

(b) In the event the Corporation shall redeem shares of Exchangeable Preferred Stock, notice of such redemption shall be given by first class mail, postage prepaid, and mailed not less than 30 days nor more than 60 days prior to the redemption date, to each holder of record of the shares to be redeemed at such holder’s address as the same appears on the stock register of the Corporation; provided, however, that no failure to give such notice nor any defect therein shall affect the validity of the proceeding for the redemption of any shares of Exchangeable Preferred Stock to be redeemed except as to the holder to whom the Corporation has failed to give said notice or except as to the holder whose notice was defective.  Each such notice shall state: (i) the redemption date; (ii) the number of shares of Exchangeable Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of shares of Exchangeable Preferred Stock held by such holder to be redeemed; (iii) the redemption price; (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date or the date of exchange.

(c) Notice having been mailed as aforesaid and provided that on or before the redemption date all funds necessary for such redemption shall have been set aside by the Corporation, separate and apart from its other funds, in trust for the pro rata benefit of the holders of the shares so called for redemption so as to be and to continue to be available therefor, then, from and after the redemption date, dividends on the shares of Exchangeable Preferred Stock so called for redemption shall cease to accrue, and said shares shall no longer be deemed to be outstanding and shall not have the status of shares of Exchangeable Preferred Stock, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the redemption price and any accrued and unpaid dividends, whether or not earned or declared) shall cease.  Upon surrender, in accordance with said notice of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors shall so require and the notice shall so state), such shares shall be redeemed by the Corporation at the redemption price aforesaid.  In case fewer than all the shares represented by any such certificate are redeemed, a new certificate or certificates shall be issued representing the unredeemed shares without cost to the holder thereof.

(d) If such notice of redemption shall have been duly given, and if, prior to the redemption date, the Corporation shall have irrevocably deposited the aggregate redemption price of the shares of Exchangeable Preferred Stock to be redeemed in trust for the pro rata benefit of the holders of the shares of Exchangeable Preferred Stock to be redeemed, so as to be and to continue to be available therefor, with a bank or trust company (having capital and surplus of not less than $50,000,000) in the borough of Manhattan, City of New York, then, upon making such deposit, holders of the shares of Exchangeable Preferred Stock called for redemption shall cease to be stockholders with respect to such shares and thereafter such shares shall no longer be transferable on the books of the Corporation and such holders shall have no interest in or claim against the Corporation with respect to such shares (including dividends thereon accrued after such redemption date) except the right to receive payment of the redemption price (including all dividends (whether or not earned or declared) accrued and unpaid to the date fixed for redemption) upon surrender of their certificates, without interest.  Any funds deposited and unclaimed at the end of one year from the date fixed for redemption shall be repaid to the Corporation upon its request, after which repayment the holders of shares called for redemption shall look only to the Corporation as a general creditor for payment of the redemption price.

7. Voting Rights.  (a) The holders of record of shares of Exchangeable Preferred Stock shall not be entitled to any voting rights except as provided in the Charter or as otherwise provided by law.

(b)(i) If at any time or times dividends payable on Exchangeable Preferred Stock shall be in arrears and unpaid for three consecutive full semi-annual periods, then the number of directors constituting the Board of Directors, without further action, shall be increased by up to two directors and the holders of Exchangeable Preferred Stock shall have the exclusive right, voting separately as a class, to elect the directors of the Corporation to fill such newly created directorships, which directors shall be designated “Class D” directors, the remaining directors to be elected by the other class or classes of stock entitled to vote therefor, at each meeting of stockholders held for the purpose of electing directors.

(ii) Whenever such voting right shall have vested, such right may be exercised initially either at a special meeting of the holders of Exchangeable Preferred Stock, called as hereinafter provided, or at any annual meeting of stockholders held for the purpose of electing directors, and thereafter at each annual meeting. Such voting right shall continue until such time as: (1) all dividends accumulated on Exchangeable Preferred Stock shall have been paid in full (subject to revesting in the event of each and every subsequent failure of the Corporation to pay dividends for the requisite number of periods as described above), (2) the rights of holders of the Exchangeable Preferred Stock shall have terminated pursuant to paragraph 6 of this Section 5.4, or (3) an ERPS Conversion Event; at which time, in each such case, such voting right of the holders of Exchangeable Preferred Stock shall automatically terminate.

(iii) At any time when such voting right shall have vested in the holders of the Exchangeable Preferred Stock and if such right shall not already have been initially exercised, a proper officer of the Corporation shall, upon the written request of any holder of record of Exchangeable Preferred Stock then outstanding, addressed to the Secretary of the Corporation, call a special meeting of holders of Exchangeable Preferred Stock.  Such meeting shall be held at the earliest practicable date upon the notice required for annual meetings of stockholders at the place for holding annual meetings of stockholders of the Corporation or, if none, at a place designated by the Secretary of the Corporation.  If such meeting shall not be called by the proper officers of the Corporation within 30 days after the personal service of such written request upon the Secretary of the Corporation, or within 30 days after mailing the same within the United States, by registered mail, addressed to the Secretary of the Corporation at its principal office (such mailing to be evidenced by the registry receipt issued by the postal authorities), then the holders of record of 10% of the shares of Exchangeable Preferred Stock then outstanding may designate in writing a holder of Exchangeable Preferred Stock to call such meeting at the expense of the Corporation, and such meeting may be called by such person so designated upon the notice required for annual meetings of stockholders and shall be held at the same place as is elsewhere provided in this paragraph 7(b)(iii) or at such other place as is selected by such person so designated.  Any holder of Exchangeable Preferred Stock which would be entitled to vote at any such meeting shall have access to the stock books of the Corporation for the purpose of causing a meeting of stockholders to be called pursuant to the provisions of this paragraph.  Notwithstanding the provisions of this paragraph, however, no such special meeting shall be called during a period within 90 days immediately preceding the date fixed for the next annual meeting of stockholders.

(iv) At any meeting held for the purpose of electing directors at which the holders of Exchangeable Preferred Stock shall have the right to elect directors as provided herein, the presence in person or by proxy of the holders of a majority of the then outstanding shares of Exchangeable Preferred Stock shall be required and be sufficient to constitute a quorum of such class for the election of directors by such class.  At any such meeting or adjournment thereof, (x) the absence of a quorum of the holders of Exchangeable Preferred Stock and the absence of a quorum or quorums of the holders of capital stock entitled to elect such other directors shall not prevent the election of directors to be elected by the holders of Exchangeable Preferred Stock and (y) in the absence of a quorum of the holders of any such class of stock entitled to vote for the election of directors, a majority of the holders present in person or by proxy of such class shall have the power to adjourn the meeting insofar as it relates to the election of directors which the holders of such class are entitled to elect, from time to time, without notice (except as required by law) other than announcement at the meeting, until a quorum shall be present.

(v) The term of office of all directors elected by the holders of Exchangeable Preferred Stock pursuant to paragraph 7(b)(i) of this Section 5.4 in office at any time when the aforesaid voting rights are vested in the holders of Exchangeable Preferred Stock shall terminate upon the election of their successors at any meeting of stockholders for the purpose of electing directors.  Upon any termination of the aforesaid voting rights in accordance with paragraph 7(b)(ii) of this Section 5.4, the term of office of all directors elected by the holders of Exchangeable Preferred Stock pursuant to paragraph 7(b)(i) of this Section 5.4 then in office shall thereupon terminate and upon such termination the number of directors constituting the Board of Directors shall, without further action, be reduced by the number of directors by which the number of directors constituting the Board of Directors shall have been increased pursuant to paragraph 7(b)(i) of this Section 5.4, subject always to the increase of the number of directors pursuant to paragraph 7(b)(i) of this Section 5.4 in case of the future right of the holders of Exchangeable Preferred Stock to elect directors as provided herein.

(vi) Notwithstanding any other provision hereof (including but not limited to Section 4.1), in any case of any vacancy occurring among the directors so elected, the remaining director, if any, who shall have been so elected may appoint a successor to hold office for the unexpired term of the director whose place shall be vacant.  If all directors so elected by the holders of Exchangeable Preferred Stock shall cease to serve as directors before their terms shall expire, then notwithstanding any other provision hereof (including but not limited to Section 4.1), the holders of Exchangeable Preferred Stock then outstanding may, at a special meeting of the holders called as provided above, elect successors to hold office for the unexpired terms of the directors whose places shall be vacant.

(vii) Notwithstanding any other provision hereof (including but not limited to Section 4.5), any Class D director or all Class D directors may be removed from office at any time by the affirmative vote of a majority of all the votes entitled to be cast in the election of Class D directors.

(c) [Reserved]

(d) So long as any shares of Exchangeable Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the holders of at least a majority of the then outstanding Exchangeable Preferred Stock voting separately as a class change by amendment to the Corporation’s Charter or otherwise, the terms or provisions of the Exchangeable Preferred Stock so as to adversely affect the powers, special rights and preferences of the holders thereof.

(e) Any alteration or change which would not affect adversely the powers, preferences, and special rights of shares of Exchangeable Preferred Stock may be effected without the consent of holders thereof, including, without limitation, the (i) creation,  authorization or issuance of any other class of stock of  the Corporation senior, pari passu or subordinated as to dividends and upon liquidation to the Exchangeable Preferred Stock, (ii) creation of any indebtedness of any kind of the Corporation, (iii) increase or decrease in the amount of authorized capital stock of any class or series, including the Exchangeable Preferred Stock, or any increase, decrease or change in the par value of any such class other than the Exchangeable Preferred Stock, or (iv) merger or consolidation or similar plan or acquisition in which securities of the Corporation held by the holders of Exchangeable Preferred Stock will become or be exchanged for securities of any other person, if the sole purpose of the transaction is to change the Corporation’s domicile solely within the United States.

8. Automatic Conversion. (a) Immediately upon the consummation of a Qualified IPO, each share of Exchangeable Preferred Stock shall automatically be converted into the right to receive (such conversion, a “ERPS Conversion Event”): (i) an amount of cash equal to (I) the ERPS Liquidation Value; multiplied by (II) the Discount Ratio; multiplied by (III) 0.85 and (ii) that number of shares of Common Stock (valued at the initial Qualified IPO offering price to the public) equal to (I) the ERPS Liquidation Value; multiplied by (II) the Discount Ratio; multiplied by (III) 0.15; provided, however no fractional shares of Common Stock shall be issued upon an ERPS Conversion Event but, in lieu thereof, the holder shall be entitled to receive an amount of cash equal to the fair market value of a share of Common Stock (valued at the initial Qualified IPO offering price to the public) at the time of such ERPS Conversion Event multiplied by such fractional amount (rounded to the nearest cent).

(b) The Corporation shall promptly notify the holders of Exchangeable Preferred Stock in writing of the occurrence of an ERPS Conversion Event; provided, that, the Corporation’s failure to provide such notice, or its failure to be received, shall not alter or affect the automatic conversion of the Exchangeable Preferred Stock occurring in connection therewith. In addition to any information that is required by law, such notice shall state: (i) the date of the ERPS Conversion Event; (ii) the amount of cash per share to be paid to each holder of shares of Exchangeable Preferred Stock in connection with the ERPS Conversion Event; (iii) the number of shares of Common Stock per share of Exchangeable Preferred Stock to be issued to each holder of shares of Exchangeable Preferred Stock in connection with the ERPS Conversion Event; (iv) the place or places where the certificates representing shares of Exchangeable Preferred Stock are to be surrendered (or a Statement of Loss as defined in paragraph 8(c) of this Section 5.4 in lieu thereof) in connection with the ERPS Conversion Event; and (v) that payment of the foregoing cash sum (including any payment for fractional shares) and issuance of Common Stock will be made upon presentation and surrender of certificates representing shares of the Exchangeable Preferred Stock (or a Statement of Loss in lieu thereof) without any other obligation or deliverable required of any holder of shares of Exchangeable Preferred Stock in order to receive such cash and Common Stock.

(c) Upon an ERPS Conversion Event, the outstanding Exchangeable Preferred Stock shall be converted automatically without any further action by the holders thereof or by the Corporation and whether or not the certificates evidencing such Exchangeable Preferred Stock are surrendered to the Corporation or its transfer agent upon the occurrence of an ERPS Conversion Event; provided, that, the Corporation shall not be obligated to pay cash payable or issue certificates evidencing the Common Stock issuable upon such ERPS Conversion Event unless the certificates evidencing such Exchangeable Preferred Stock are delivered to the Corporation or its transfer agent, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement reasonably satisfactory to the Corporation solely to indemnify the Corporation from any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate (a “Statement of Loss”).

(d) Upon receipt of notice of the occurrence of an ERPS Conversion Event, the holders of Exchangeable Preferred Stock shall promptly surrender the certificates evidencing such shares (or a Statement of Loss in lieu thereof) at the office of the Corporation or any transfer agent for the Exchangeable Preferred Stock. Thereupon, (i) there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates or on the Statement of Loss in lieu thereof, a certificate or certificates for the number of shares of Common Stock, as applicable, to which such holder is entitled in connection with such ERPS Conversion Event; and (ii) the cash consideration described in paragraph 8(a) of this Section 5.4.

(e) Any Common Stock issued upon an ERPS Conversion Event shall be validly issued, fully paid and non-assessable. The Corporation shall endeavor to take any action necessary to ensure that any Common Stock issued upon an ERPS Conversion Event are freely transferable and not subject to any resale restrictions under the Securities Act of 1933, as amended (the “Securities Act”) or any applicable state securities or blue sky laws (in each case other than any shares of Common Stock that may be held by an “affiliate” (as defined in Rule 144 promulgated under the Securities Act) of the Corporation). No share of Common Stock issuable or issued to the holders of Exchangeable Preferred Stock in connection with an ERPS Conversion Event under this paragraph 8 shall be encumbered by, or subject to, any agreement, term or condition imposed by the Corporation, any underwriter or other agent of the Corporation restricting: (i) the sale, tradability, distribution, pledge or other disposition of such Common Stock; (ii) the ability to offer to sell, trade, distribute, pledge or dispose such Common Stock; (iii) the ability to contract to sell, trade, distribute, pledge or dispose (including any short sale) such Common Stock; and/or (iv) the right to grant any option to purchase such Common Stock or enter into any hedging or similar transaction with the same economic effect as a sale, trade, distribution, pledge or disposition of such Common Stock.  Without limiting the generality of the foregoing, no holder of the shares of Common Stock that are issuable or issued in connection with an ERPS Conversion Event shall be subject to any lock-up agreement or market standoff agreement imposed by the Corporation, any underwriter or other agent of the Corporation with respect to such shares. The Corporation shall use its best efforts to list the Common Stock required to be delivered upon an ERPS Conversion Event on the Nasdaq Stock Market at or prior to the time of such delivery.

9. Definitions. For the purpose of the Charter, the following terms shall have the following meanings:

(a) “Discount Ratio” means ninety percent (90%).

(b) “ERPS Liquidation Value” means, per each share of Exchangeable Preferred Stock, $10 together with all accrued and unpaid dividends (whether or not earned or declared) thereon calculated as of the actual date of an ERPS Conversion Event without interest, which, for the avoidance of doubt, was $141,121,484 as of June 30, 2020.

(c) “IPO” means a firm commitment underwritten initial public offering of the Common Stock registered under the Securities Act, as amended, pursuant to an effective registration statement on Form S-1 or an equivalent registration statement.

(d) “Qualified IPO” means an IPO consummated prior to March 31, 2021.

10. Notwithstanding anything to the contrary herein, until the occurrence of an ERPS Conversion Event (if any), the Corporation shall not make an election pursuant to Subtitle 8 of Title 3 of the MGCL (by charter amendment, bylaw or resolution of the Board of Directors) that would adversely affect the powers, special rights and preferences of the holders of the Exchangeable Preferred Stock, including, but not limited to, any election pursuant to Subtitle 8 of Title 3 of the MGCL that would alter or impact the voting rights of the holders of the Exchangeable Preferred Stock pursuant to paragraph 7 of this Section 5.4.

Section 5.5 Classified or Reclassified Shares. Prior to issuance of classified or reclassified shares of any class or series, the Board of Directors by resolution shall: (a) designate that class or series to distinguish it from all other classes and series of stock of the Corporation; (b) specify the number of shares to be included in the class or series; (c) set or change, subject to the express terms of any class or series of stock of the Corporation outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series; and (d) cause the Corporation to file articles supplementary with the State Department of Assessments and Taxation of Maryland. Any of the terms of any class or series of stock set or changed pursuant to clause (c) of this Section 5.5 may be made dependent upon facts or events ascertainable outside the Charter (including determinations by the Board of Directors or other facts or events within the control of the Corporation) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of stock is clearly and expressly set forth in the articles supplementary or other Charter document.

Section 5.6 Inspection of Books and Records. After a Qualified IPO, a stockholder that is otherwise eligible under applicable law to inspect the Corporation’s books of account or stock ledger or other specified documents of the Corporation shall have no right to make such inspection if the Board of Directors determines that such stockholder has an improper purpose for requesting such inspection.

Section 5.7 Charter and Bylaws. The rights of all stockholders and the terms of all stock are subject to the provisions of the Charter and the Bylaws.

ARTICLE VI
LIMITATION OF LIABILITY; INDEMNIFICATION AND ADVANCE OF EXPENSES

Section 6.1 Limitation of Liability. To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers of a corporation, no present or former director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages.

Section 6.2 Indemnification and Advance of Expenses. To the maximum extent permitted by Maryland law in effect from time to time, the Corporation shall indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, shall pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any individual who is a present or former director or officer of the Corporation and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity or (b) any individual who, while a director or officer of the Corporation and at the request of the Corporation, serves or has served as a director, officer, trustee, member, manager or partner of another corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity. The rights to indemnification and advance of expenses provided herein shall vest immediately upon election of a director or officer. The Corporation may, with the approval of the Board of Directors, provide such indemnification and advance of expenses to an individual who served a predecessor of the Corporation in any of the capacities described in (a) or (b) above and to any employee or agent of the Corporation or a predecessor of the Corporation. The indemnification and payment or reimbursement of expenses provided herein shall not be deemed exclusive of or limit in any way other rights to which any person seeking indemnification or payment or reimbursement of expenses may be or may become entitled under any bylaw, resolution, insurance, agreement or otherwise.

Section 6.3 Amendment or Repeal. Neither the amendment nor repeal of this Article VI, nor the adoption or amendment of any other provision of the Charter or Bylaws inconsistent with this Article VI, shall apply to or affect in any respect the applicability of the preceding sections of this Article VI with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

ARTICLE VII
AMENDMENT

The Corporation reserves the right, from time to time, to make any amendment of it Charter, now or hereafter authorized by law, including any amendment that alters the contract rights, as expressly set forth in its Charter, or any outstanding stock.

ARTICLE VIII
EXCLUSIVE FORUM FOR CERTAIN LITIGATION

Unless the Corporation consents in writing to the selection of an alternative forum, the United States District Court for the District of Maryland, or, if that Court does not have jurisdiction, the Circuit Court for Montgomery County, Maryland, shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any Internal Corporate Claim, as such term is defined in Section 1-101(p) of the MGCL, including, without limitation, (i) any action asserting a claim of breach of any duty owed by any director or officer or other employee of the Corporation to the Corporation or to the stockholders of the Corporation or (ii) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation arising pursuant to any provision of the MGCL, the Charter or the Bylaws, or (c) any other action asserting a claim against the Corporation or any director or officer or other employee of the Corporation that is governed by the internal affairs doctrine.

FIFTH:
The amendment and restatement of the charter as hereinabove set forth have been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.

SIXTH:
The current address of the principal office of the Corporation is as set forth in Article III of the foregoing amendment and restatement of the charter.

SEVENTH:
The name and address of the Corporation’s current resident agent are as set forth in Article III of the foregoing amendment and restatement of the charter.

EIGHTH:
The number of directors of the Corporation and the names of those currently in office are as set forth in Article IV of the foregoing amendment and restatement of the charter.

NINTH:
The total number of shares of stock which the Corporation had authority to issue immediately prior to the foregoing amendment and restatement of the charter was 61,013,500, consisting of 50,000,000 shares of Class A Common Stock, no par value; 5,000,000 shares of Class B Common Stock, no par value; 6,000,000 shares of 12% Cumulative Exchangeable Redeemable Preferred Stock, par value $0.01 per share; 3,000 shares of Senior Exchangeable Preferred Stock, par value $0.01 per share; 1,250 shares of Series A-1 Redeemable Preferred Stock, par value $0.01 per share; 1,750 shares of Series A-2 Redeemable Preferred Stock, par value $0.01 per share; and 7,500 shares of Class B Preferred Stock, par value $0.01 per share. The aggregate par value of all shares of stock having par value was $60,135.00.

TENTH:
The total number of shares of stock which the Corporation has authority to issue pursuant to the foregoing amendment and restatement of the charter is 260,000,000 consisting of 250,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. The aggregate par value of all authorized shares of stock having par value is $350,000.00.

ELEVENTH:
The undersigned acknowledges these Second Articles of Amendment and Restatement to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused these Second Articles of Amendment and Restatement to be signed in its name and on its behalf by its President and Chief Executive Officer and attested to by its Assistant Secretary on this 10th day of November, 2020.

ATTEST:	TELOS CORPORATION
/s/ Jefferson V. Wright	/s/ John B. Wood	(SEAL)
Name: Jefferson V. Wright Title: Asst. Secretary	Name: John B. Wood Title: President and Chief Executive Officer